EXHIBIT 99.1
T-Mobile Reports Record Financial Results Across the Board for FY 2017,
Issues Strong Guidance for 2018 and Beyond

The Un-carrier surpasses $40B in total revenues and $30B in service revenues, reports 5.7M net customer additions in FY 17

Record Financial Performance in FY 2017 Across the Board (all percentages year-over-year):

•	Service revenues up 7.1% to $7.8 billion in Q4 2017 - up 8.3% to $30.2 billion in 2017

•	Total revenues up 5.1% to $10.8 billion in Q4 2017 - up 8.3% to $40.6 billion in 2017

•	Net income of $2.7 billion and $4.5 billion in Q4 2017 and 2017, respectively

•	Diluted earnings per share ("EPS") of $3.11 and $5.20 in Q4 2017 and 2017, respectively

•	The impact from the Tax Cuts and Jobs Act ("TCJA") on Net income and EPS was a benefit of $2.2 billion and $2.50 in Q4 2017 and $2.2 billion and $2.49 in 2017, respectively

•	Adjusted EBITDA(1) of $2.7 billion and $11.2 billion in Q4 2017 and 2017, respectively

•	Net cash from operating activities up 28.5% to $2.1 billion in Q4 2017 - up 29.8% to $8.0 billion in 2017

•	Free Cash Flow(1) up 53.0% to $1.1 billion in Q4 2017 - up 90.2% to $2.7 billion in 2017
Customer Growth Again Leads the Industry:

•	1.9 million total net additions in Q4 2017 - 5.7 million in 2017

•	1.1 million total branded postpaid net additions in Q4 2017 - 3.6 million in 2017

•	891,000 branded postpaid phone net additions in Q4 2017 - 2.8 million in 2017

•	149,000 branded prepaid net additions in Q4 2017 - 855,000 in 2017

•	1.18% postpaid phone churn in Q4 2017, down 10 bps year-over-year - 1.18% in 2017, down 12 bps from 2016

Strong Network and Distribution Expansion:

•	T-Mobile covered 322 million people with 4G LTE at the end of 2017 - targeting 325 million people across 2.5 million square miles by the end of 2018

•	16 quarters in a row with the fastest network; first U.S. carrier to exceed 30 Mbps average download speed

•	Aggressive deployment activity of 600 MHz in 2017, accelerated pace anticipated for 2018

•	2,800 new stores opened in 2017, including nearly 1,500 new T-Mobile and over 1,300 net new MetroPCS

Outlook for 2018:

•	Branded postpaid net customer additions of 2.0 to 3.0 million

•	Net income is not available on a forward looking basis(2)

•	Adjusted EBITDA target of $11.3 to $11.7 billion which includes leasing revenues of $0.6 to $0.7 billion(1)

•	Cash purchases of property and equipment, excluding capitalized interest, of $4.9 to $5.3 billion. This includes expenditures for 5G deployment

•	Increasing three-year compound annual growth rates (CAGRs) for Net cash provided by operating activities and Free Cash Flow from FY 2016 to FY 2019 to 16% - 18% and 46% - 48%, respectively(1)
________________________________________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable financial items based on GAAP as of December 31, 2017 are provided in the financial tables on pages 9 - 12.

(2)
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - February 8, 2018 - T-Mobile US, Inc. (NASDAQ: TMUS) reported record revenues and net income in Q4 and its best ever Q4 Adjusted EBITDA. This has resulted in record full-year 2017 results across the board and shows that the Un-carrier continues to outperform the industry in both customer and financial growth metrics.

It’s been five years since T-Mobile launched Un-carrier by declaring war on the wireless industry status quo in an effort to change industry practices on behalf of consumers. The industry was stupid, broken, arrogant and treated customers like second class citizens. Five years later, it’s clear that the Un-carrier movement has ushered in an era of change. Customers have responded in droves. Over the past five years, T-Mobile’s reported customer base has increased by more than 39 million in total - more than doubling in size.

This trend continued in 2017. For the fourth year in a row, T-Mobile added more than 5 million total customers and captured a majority of the industry’s postpaid phone growth by adding 2.8 million branded postpaid phone customers in 2017. On top of that, T-Mobile is the only company in wireless consistently growing service revenues and reported the best financial results in the company's history for 2017. In 2017, T-Mobile completed its fourth year of growing service revenues, recording 8% growth in 2017 as the competition continued to show declines. The Un-carrier revolution shows no signs of slowing down.

"Wow - what a way to cap off 2017! Record financial results across the board and over 5 million customers added for the fourth year in a row," said John Legere, President and CEO of T-Mobile. "We made incredible progress in 2017 building out our network and retail footprint to set ourselves up for future growth. Our business is clearly firing on all cylinders and our strong guidance for 2018 shows that we have no plans of letting up!"

Record Financial Performance in FY 2017 Across the Board
T-Mobile’s record full-year financial performance in 2017 proves that taking care of customers is also good for shareholders. The Company continues to successfully translate customer growth into industry-leading revenue and cash flow growth. The outlook for 2018 and beyond reveals a continuation of this winning formula.

(in millions, except EPS)	Quarter			Year Ended December 31,		Q4 2017 vs. Q3 2017	Q4 2017 vs. Q4 2016	2017 vs. 2016
	Q4 2017	Q3 2017	Q4 2016	2017	2016
Total service revenues	$7,757	$7,629	$7,245	$30,160	$27,844	1.7%	7.1%	8.3%
Total revenues (1)	10,759	10,019	10,234	40,604	37,490	7.4%	5.1%	8.3%
Net income	2,707	550	390	4,536	1,460	392.2%	594.1%	210.7%
EPS	3.11	0.63	0.45	5.20	1.69	393.7%	591.1%	207.7%
Adjusted EBITDA (1)	2,711	2,822	2,607	11,213	10,639	(3.9)%	4.0%	5.4%
Cash purchases of property and equipment, including capitalized interest	921	1,441	859	5,237	4,702	(36.1)%	7.2%	11.4%
Net cash provided by operating activities	2,058	2,362	1,602	7,962	6,135	(12.9)%	28.5%	29.8%
Free Cash Flow	1,137	921	743	2,725	1,433	23.5%	53.0%	90.2%

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. The effects of this change in accounting principle are provided in the financial tables.

•
Total service revenues increased 7.1% year-over-year to $7.8 billion in Q4 2017 and 8.3% to $30.2 billion in full-year 2017. These results represent our best quarterly and full-year performance ever, and mark the 15th consecutive quarter and fourth consecutive year of leading the industry in service revenue percentage growth.

•
Total revenues increased 5.1% year-over-year to $10.8 billion in Q4 2017 and 8.3% to $40.6 billion in full-year 2017. These record quarterly and full-year results were achieved despite a lower contribution from equipment sales in Q4 2017 compared to Q4 2016, driven by a lower branded postpaid handset upgrade rate and an increase in the impact from handset promotions.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Branded postpaid phone Average Revenue per User (ARPU) was $46.38 in Q4 2017 ($46.54 excluding the impact from hurricanes), down 1.2% from Q3 2017 and down 4.1% from Q4 2016 primarily due to dilution from promotions targeting families and new segments and the impact of hurricanes. For 2018, we expect ARPU to continue to be generally stable based on GAAP as of December 31, 2017.

•
Branded prepaid ARPU was $38.63 in Q4 2017, up 1.1% from Q4 2016, primarily due to continued growth of MetroPCS customers who generate higher ARPU, partially offset by the negative impact from hurricanes. For full-year 2017, prepaid ARPU increased by 2.0% from 2016.

•
Net income increased year-over-year to $2.7 billion in Q4 2017 and to $4.5 billion in full-year 2017, due to a combination of factors including: the impact of the TCJA which resulted in a one-time net tax benefit of $2.2 billion recognized in Q4 2017, after-tax spectrum gains of $124 million in Q4 2017 and $174 million in full-year 2017, net hurricane losses in Q4 2017 of $40 million and $130 million in full-year 2017. We expect additional hurricane related expenses to be incurred and customer activity to be impacted in Q1 2018, primarily related to our operations in Puerto Rico.

•
EPS increased by $2.66 year-over-year to $3.11 in Q4 2017. For the full-year 2017, EPS increased by $3.51 to $5.20. EPS excluding the impacts of the TCJA and other net tax benefits, spectrum gains and hurricane impacts was $0.48 in Q4 2017 and $2.29 in full-year 2017, respectively. The impact from the TCJA on Net income and EPS was $2.2 billion and $2.50 in Q4 2017 and $2.2 billion and $2.49 in 2017, respectively.

•
Adjusted EBITDA increased year-over-year to $2.7 billion in Q4 2017 and to $11.2 billion in full-year 2017. Adjusted EBITDA excluding the spectrum gains and hurricanes was $2.6 billion in Q4 2017 and $11.2 billion in full-year 2017. Spectrum gains were $168 million in Q4 2017 and $235 million in full-year 2017. The net impact from hurricanes was $53 million in Q4 2017 and $201 million in full-year 2017.

The improvement in full-year 2017 Adjusted EBITDA reflects strong cost performance, most notably in cost of services, which declined 80 basis points as a percentage of service revenues (excluding the net impact of hurricanes) and SG&A, which declined 40 basis points as a percentage of service revenues (excluding the net impact of hurricanes) in full-year 2017.

•
Cash purchases of property and equipment increased by 7.2% year-over-year to $921 million in Q4 2017 and included capitalized interest of $25 million. For the full-year, cash purchases of property and equipment increased by 11.4% to $5.2 billion and included capitalized interest of $136 million. These increases were primarily due to growth in network build as we continue deployment of 700 MHz and begin to deploy 600 MHz.

•	Net cash provided by operating activities increased 28.5% year-over-year to $2.1 billion in Q4 2017 and 29.8% to $8.0 billion in full-year 2017.

•	Free Cash Flow increased 53.0% year-over-year to $1.1 billion in Q4 2017 and 90.2% to $2.7 billion in full-year 2017.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Customer Growth Again Leads the Industry
T-Mobile delivers superior value over the competition, and customers continue to respond by switching to the
Un-carrier. Customers are loving Un-carrier benefits such as Netflix On Us and simple rate plans like T-Mobile ONE with taxes and fees included. In 2017, more than 5 million customers joined T-Mobile for the 4th year in a row - all thanks to consumer-friendly offers and an Un-carrier philosophy that puts customers first.

	Quarter			Year Ended December 31,
(in thousands, except churn)	Q4 2017	Q3 2017	Q4 2016	2017	2016
Total net customer additions	1,854	1,329	2,101	5,658	8,173
Branded postpaid net customer additions	1,072	817	1,197	3,620	4,097
Branded postpaid phone net customer additions (1)	891	595	933	2,817	3,307
Branded postpaid other customers (1)	181	222	264	803	790
Branded prepaid net customer additions	149	226	541	855	2,508
Total customers, end of period (2)	72,585	70,731	71,455	72,585	71,455
Branded postpaid phone churn	1.18%	1.23%	1.28%	1.18%	1.30%

(1)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customer net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 160,000 and 4,368,000 reported wholesale customers as of the beginning of the third quarter of 2017 and the second quarter of 2017, respectively.

•
Total net customer additions were 1.9 million in Q4 2017, bringing our total customer count to 72.6 million. Q4 2017 marked the 19th straight quarter in which T-Mobile generated more than 1 million total net customer additions. For full-year 2017, total net customer additions were 5.7 million, marking the fourth year in a row of more than 5 million total net additions.

•	Branded postpaid net customer additions were 1.1 million in Q4 2017 and 3.6 million for the full-year 2017.

•
Branded postpaid phone net customer additions were 891,000 in Q4 2017 and marked the 16th consecutive quarter in which T-Mobile has led the industry in this category. Branded postpaid phone net customer additions were 2.8 million in full-year 2017 driven by the continued strong customer response to our Un-carrier initiatives and promotional activities, the growing success of T-Mobile for Business, continued growth in existing markets and distribution expansion to new Greenfield markets, and lower churn, partially offset by increased competitive activity in the marketplace with all competitors having launched Unlimited rate plans in Q1 2017.

•
Branded postpaid phone churn was a Q4 record at 1.18% in Q4 2017, down 10 basis points from Q4 2016. For the full-year 2017, branded postpaid phone churn was 1.18%, down 12 basis points from 2016. These improvements were primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and overall value of our offerings in the marketplace. Additionally, for the full-year 2017, churn benefited from the impact of the MVNO Transaction as the customers transferred had a higher rate of churn.

•
Branded prepaid net customer additions were 149,000 in Q4 2017 and 855,000 in full-year 2017, down due to higher deactivations from a growing customer base, increased competitive activity in the marketplace and the de-emphasis of the legacy T-Mobile prepaid brand.

•
Branded prepaid churn was 4.00% in Q4 2017, down 25 basis points compared to Q3 2017 driven by the overall value of our offerings in the marketplace. For full-year 2017, branded prepaid churn was 4.04%, up 16 basis points compared to full-year 2016 primarily due to increased competitive activity in the marketplace, partially offset by increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and overall value of our offerings in the marketplace.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Strong Network and Distribution Expansion
T-Mobile’s network continues to be faster and more technologically advanced than our competition, and that trend will only continue as we clear and deploy new spectrum, densify our network, and lay the groundwork for 5G. We have been the fastest network in America in both download and upload speeds for the past 16 quarters and this quarter, we were the first U.S. carrier to exceed 30 Mbps average download speed with 31.6 Mbps. We will build on our speed advantage, while extending our coverage even further through the accelerated 600 MHz buildout.

T-Mobile's network is not only earning accolades from customers but also from OpenSignal, the global standard for measuring consumers' real-world mobile network experiences. In the most recent report, OpenSignal named T-Mobile as the winner in five categories, including mobile data speed and LTE signal availability.

We continue to make investments to expand and improve our network and distribution footprint including:

•
Expanding our 4G LTE coverage breadth to 322 million people by the end of 2017. By the end of 2018, we are targeting a population coverage of 325 million and a geographic coverage of 2.5 million square miles.

•
Deploying 600 MHz spectrum. By year-end 2017, we had already lit up 600 MHz spectrum in 586 cities and towns in 28 states across the country, covering 300,000 square miles. Two 600 MHz compatible devices were available for the 2017 holiday season, and we expect more than a dozen compatible smartphones to be rolled out in 2018.

•	Using our 600 MHz spectrum holdings to deploy America’s first nationwide 5G network expected by 2020.

Tax Cuts Jobs Act ("TCJA")
We expect that the TCJA will be very beneficial for us, both through lower tax rates, as well as the immediate expensing of capital expenditures for five years. Our effective tax rate is estimated to be 24% to 25% for 2018. As a result of the TCJA, we do not expect to be a material cash tax payer until 2024, compared to 2020 previously. We expect a positive impact on net cash taxes paid of $6.5 to $7.0 billion from 2020 to 2027. Additionally, we do not anticipate any permanent interest expense disallowance in the future.

Stock Repurchase Program
On December 6, 2017, we announced that our Board of Directors authorized a stock repurchase program for up to $1.5 billion of our common stock through December 31, 2018 (the “Stock Repurchase Program”). The Stock Repurchase Program does not obligate us to acquire any particular amount of common stock, and the Stock Repurchase Program may be suspended or discontinued at any time at our discretion. Repurchased shares are retired. During Q4 2017, we repurchased approximately 7.0 million shares of our common stock under the Stock Repurchase Program at an average price per share of $63.34 for a total purchase price of approximately $444 million.

From the inception of our Stock Repurchase Program through February 5, 2018, we repurchased approximately 12.3 million shares at an average price per share of $63.68 for a total purchase price of approximately $783 million.

We also understand that Deutsche Telekom AG, our majority stockholder, or its affiliates, is considering plans to purchase additional shares of our common stock. Such purchases would likely take place through December 31, 2018, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

2018 Outlook
In 2018, we expect postpaid net customer additions between 2.0 and 3.0 million.

T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable. Guidance is stated in terms of GAAP as of December 31, 2017, and does not include impacts from the adoption of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" and ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments."

Adjusted EBITDA is expected to be between $11.3 and $11.7 billion. Our Adjusted EBITDA target includes leasing revenues of $0.6 - $0.7 billion. Including the estimated impact of the new revenue standard, Adjusted EBITDA will increase by an additional $0.2 - $0.5 billion for a total range of $11.5 - $12.2 billion.

Cash purchases of property and equipment, excluding capitalized interest, are expected to be between $4.9 and $5.3 billion. This includes expenditures for 5G deployment.

The three-year CAGR guidance (2016 - 2019) for net cash provided by operating activities is expected to be 16% - 18%, up from the previous guidance of 15% - 18%. The three year CAGR guidance for Free Cash Flow is expected to be 46% - 48%, up from the previous guidance of 45% - 48%. These increases are after considering the impacts of the approved up to $1.5 billion stock repurchase program.

Under existing revenue accounting standards, T-Mobile continues to expect that branded postpaid phone ARPU in full-year 2018 will be generally stable compared to full-year 2017, with some quarterly variations. The adoption of the new revenue accounting standard will impact the timing, amount and allocation of our revenue and is expected to impact ARPU.

In 2018, we expect the following impacts from the adoption of the new revenue accounting standard:

•	Service revenues $(0.2) - $(0.1) billion

•	Total revenues $0.3 - $0.5 billion

•	Operating expenses $(0.1) - $0.1 billion

•	Net income $0.2 - $0.4 billion

•	Adjusted EBITDA $0.2 - $0.5 billion

•	We expect postpaid phone ARPU to be negatively impacted from changes in revenue allocation under the new accounting standard.

The adoption of the new cash flow accounting standard will result in a reclassification of cash flows related to our deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs will be reclassified from operating activities to financing activities. In Q1 2018, we plan to redefine Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency.

We will provide additional disclosures comparing results to previous GAAP in our 2018 consolidated financial statements. Please see our Annual Report on Form 10-K filed on February 8, 2018 for more information.
________________________________________________________________

Financial Results
For more details on T-Mobile’s Q4 and full year 2017 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 72.6 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q4 2017 and Full Year 2017 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	February 8, 2018
Time:	8:00 a.m. (EST)
Call-in Numbers:	786-460-7205
International:	866-575-6534
Participant Passcode:	3857723

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Text, Twitter, or Facebook:

Text:	Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:	Send a tweet to @TMobileIR or @JohnLegere using $TMUS
Facebook:	Post a comment to John Legere’s Facebook Earnings post

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 3857723.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinions, projections, guidance, strategy, store openings, deployment of spectrum and expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: adverse economic or political conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third party vendors' networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties' or key suppliers' provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due or to comply with the covenants contained therein; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission ("SEC"), may require, which could result in an impact on earnings; and changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license with Deutsche Telekom AG results in changes to the royalty rates for our trademarks; and other risks described in our filings with the SEC. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Effect of Change in Accounting Principle
(Unaudited)
Effective January 1, 2017, we began presenting the amortization of the imputed discount on our Equipment Installment Plan (“EIP”) receivables as Other revenue on our Condensed Consolidated Statements of Comprehensive Income. Prior to the change, the imputed interest was presented as Interest income. We made this change to provide a better representation of amounts earned from our major ongoing operations, align with industry practice and enhance comparability. We have applied this change in accounting principle retrospectively and presented the effect of the change in the table below. For additional information, see Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K filed on or about February 8, 2018.

(in millions, except for margin %'s and Net Debt Ratios)	Quarter								Year Ended December 31,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
EIP imputed discount	$65	$65	$59	$59	$62	$68	$74	$76	$248	$280

Other revenue - as adjusted	$235	$211	$224	$249	$241	$262	$272	$294	$919	$1,069
Other revenues - unadjusted	170	146	165	190	179	194	198	218	671	789

Total revenues - as adjusted	$8,664	$9,287	$9,305	$10,234	$9,613	$10,213	$10,019	$10,759	$37,490	$40,604
Total revenues - unadjusted	8,599	9,222	9,246	10,175	9,551	10,145	9,945	10,683	37,242	40,324

Operating income - as adjusted	$1,168	$833	$1,048	$1,001	$1,037	$1,416	$1,323	$1,112	$4,050	$4,888
Operating income - unadjusted	1,103	768	989	942	975	1,348	1,249	1,036	3,802	4,608

Interest income - as adjusted	$3	$3	$3	$4	$7	$6	$2	$2	$13	$17
Interest income - unadjusted	68	68	62	63	69	74	76	78	261	297

Total other expense, net - as adjusted	$(417)	$(461)	$(450)	$(395)	$(430)	$(482)	$(417)	$(398)	$(1,723)	$(1,727)
Total other expense, net - unadjusted	(352)	(396)	(391)	(336)	(368)	(414)	(343)	(322)	(1,475)	(1,447)

Net income - as adjusted	$479	$225	$366	$390	$698	$581	$550	$2,707	$1,460	$4,536
Net income - unadjusted	479	225	366	390	698	581	550	2,707	1,460	4,536

Adjusted EBITDA - as adjusted	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$2,711	$10,639	$11,213
Adjusted EBITDA - unadjusted	2,749	2,464	2,630	2,548	2,606	2,944	2,748	2,635	10,391	10,933

Net income margin - as adjusted	7%	3%	5%	5%	10%	8%	7%	35%	5%	15%
Net income margin - unadjusted	7%	3%	5%	5%	10%	8%	7%	35%	5%	15%

Adjusted EBITDA margin - as adjusted	43%	37%	38%	36%	36%	40%	37%	35%	38%	37%
Adjusted EBITDA margin - unadjusted	42%	36%	37%	35%	36%	40%	36%	34%	37%	36%

Last twelve months Net income - as adjusted	$1,275	$1,139	$1,367	$1,460	$1,679	$2,035	$2,219	$4,536	N/A	N/A
Last twelve months Net income - unadjusted	1,275	1,139	1,367	1,460	1,679	2,035	2,219	4,536	N/A	N/A

Last twelve months Adjusted EBITDA - as adjusted (1)	$9,124	$9,723	$10,396	$10,639	$10,493	$10,976	$11,109	$11,213	N/A	N/A
Last twelve months Adjusted EBITDA - unadjusted (1)	8,754	9,401	10,123	10,391	10,248	10,728	10,846	10,933	N/A	N/A

Net Debt (excluding Tower Obligations) to Last Twelve Months Net income - as adjusted	15.6	19.2	16.4	15.3	13.5	13.9	12.4	6.0	N/A	N/A
Net Debt (excluding Tower Obligations) to Last Twelve Months Net income - unadjusted	15.6	19.2	16.4	15.3	13.5	13.9	12.4	6.0	N/A	N/A

Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - as adjusted	2.2	2.3	2.2	2.1	2.2	2.6	2.5	2.4	N/A	N/A
Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - unadjusted	2.3	2.3	2.2	2.1	2.2	2.6	2.5	2.4	N/A	N/A
(1) For purposes of Last twelve months Adjusted EBITDA, prior quarterly adjustments were as follows:

	Quarter
(in millions)	Q2 2015	Q3 2015	Q4 2015
EIP imputed discount	$113	$108	$84

Net income - as adjusted	$361	$138	$297
Net income - unadjusted	361	138	297

Adjusted EBITDA - as adjusted	$1,930	$2,016	$2,364
Adjusted EBITDA - unadjusted	1,817	1,908	2,280

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable. We made an accounting change in 2017 to include imputed interest associated with EIP receivables in Other revenues which are included in Adjusted EBITDA.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter											Year Ended December 31,
(in millions)	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Net income	$361	$138	$297	$479	$225	$366	$390	$698	$581	$550	$2,707	$1,460	$4,536
Adjustments:
Interest expense	257	262	305	339	368	376	335	339	265	253	254	1,418	1,111
Interest expense to affiliates	92	121	134	79	93	76	64	100	131	167	162	312	560
Interest income (1)	(1)	(1)	(1)	(3)	(3)	(3)	(4)	(7)	(6)	(2)	(2)	(13)	(17)
Other (income) expense, net	(1)	1	3	2	3	1	—	(2)	92	(1)	(16)	6	73
Income tax expense (benefit)	2	100	184	272	147	232	216	(91)	353	356	(1,993)	867	(1,375)
Operating income (1)	710	621	922	1,168	833	1,048	1,001	1,037	1,416	1,323	1,112	4,050	4,888
Depreciation and Amortization	1,075	1,157	1,369	1,552	1,575	1,568	1,548	1,564	1,519	1,416	1,485	6,243	5,984
Cost of MetroPCS business combination (2)	34	193	21	36	59	15	(6)	—	—	—	—	104	—
Stock-based compensation (3)	71	43	52	53	61	57	64	67	72	83	85	235	307
Other, net (4)	40	2	—	5	1	1	—	—	5	—	29	7	34
Adjusted EBITDA (1)	$1,930	$2,016	$2,364	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$2,711	$10,639	$11,213

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

(2)	Beginning Q1 2017, we will no longer separately present Cost of MetroPCS business combination as it is insignificant.

(3)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements.

(4)
Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile's ongoing operating performance and certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). In Q1 2017, we made an accounting change to include imputed interest associated with EIP receivables in Other revenues which are included in Adjusted EBITDA.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017
Short-term debt	$365	$258	$325	$354	$7,542	$522	$558	$1,612
Short-term debt to affiliates	—	—	—	—	—	680	—	—
Long-term debt	20,505	21,574	21,825	21,832	13,105	13,206	13,163	12,121
Long-term debt to affiliates	5,600	5,600	5,600	5,600	9,600	14,086	14,586	14,586
Less: Cash and cash equivalents	(3,647)	(5,538)	(5,352)	(5,500)	(7,501)	(181)	(739)	(1,219)
Less: Short-term investments	(2,925)	—	—	—	—	—	—	—
Net debt (excluding Tower Obligations)	$19,898	$21,894	$22,398	$22,286	$22,746	$28,313	$27,568	$27,100
Divided by: Last twelve months Net income	$1,275	$1,139	$1,367	$1,460	$1,679	$2,035	$2,219	$4,536
Net Debt (excluding Tower Obligations) to last twelve months Net income	15.6	19.2	16.4	15.3	13.5	13.9	12.4	6.0
Divided by: Last twelve months Adjusted EBITDA (1)	$9,124	$9,723	$10,396	$10,639	$10,493	$10,976	$11,109	$11,213
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio (1)	2.2	2.3	2.2	2.1	2.2	2.6	2.5	2.4

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

Net debt - Short-term debt, short-term debt to affiliates, long-term debt (excluding tower obligations), and long-term debt to affiliates, less cash and cash equivalents and short-term investments.

Free Cash Flow is calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Net cash provided by operating activities	$1,025	$1,768	$1,740	$1,602	$1,713	$1,829	$2,362	$2,058	$6,135	$7,962
Cash purchases of property and equipment	(1,335)	(1,349)	(1,159)	(859)	(1,528)	(1,347)	(1,441)	(921)	(4,702)	(5,237)
Free Cash Flow	$(310)	$419	$581	$743	$185	$482	$921	$1,137	$1,433	$2,725
Net cash used in investing activities	$(1,860)	$(667)	$(1,859)	$(1,294)	$(1,550)	$(7,133)	$(1,455)	$(926)	$(5,680)	$(11,064)
Net cash (used in) provided by financing activities	$(100)	$790	$(67)	$(160)	$1,838	$(2,016)	$(349)	$(652)	$463	$(1,179)
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Free Cash Flow(1) three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range (2)		CAGR Range
Net cash provided by operating activities	$6,135	$9,600	$10,000	16%	18%
Cash purchases of property and equipment	(4,702)	(5,100)	(5,400)	3%	5%
Free Cash Flow	$1,433	$4,500	$4,600	46%	48%

(1)	In Q1 2018, we plan to redefine Free Cash Flow to reflect the change in classification of cash flows resulting from the adoption of ASU 2016-15.

(2)
The low-end of our 2019 guidance range previously was: Net cash provided by operating activities of $9,400 million less Cash purchases of property and equipment of $5,000 million resulting in Free Cash Flow of $4,400 million.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Operating Measures to Branded Postpaid Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Quarter								Year Ended December 31,
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725	$4,820	$4,920	$4,983	$18,138	$19,448
Less: Branded postpaid other revenues	(182)	(193)	(193)	(205)	(225)	(255)	(294)	(303)	(773)	(1,077)
Branded postpaid phone service revenues	$4,120	$4,316	$4,454	$4,475	$4,500	$4,565	$4,626	$4,680	$17,365	$18,371
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	29,720	30,537	30,836	30,842	31,564	32,329	32,852	33,640	30,484	32,596
Branded postpaid phone ARPU (1)	$46.21	$47.11	$48.15	$48.37	$47.53	$47.07	$46.93	$46.38	$47.47	$46.97

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725	$4,820	$4,920	$4,983	$18,138	$19,448
EIP billings	1,324	1,344	1,394	1,370	1,402	1,402	1,481	1,581	5,432	5,866
Lease revenues	342	367	353	354	324	234	159	160	1,416	877
Total billings for branded postpaid customers	$5,968	$6,220	$6,394	$6,404	$6,451	$6,456	$6,560	$6,724	$24,986	$26,191
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	32,140	33,125	33,632	33,839	34,740	35,636	36,505	37,436	33,184	36,079
Branded postpaid ABPU	$61.90	$62.59	$63.38	$63.08	$61.89	$60.40	$59.89	$59.88	$62.75	$60.49

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,025	$2,119	$2,182	$2,227	$2,299	$2,334	$2,376	$2,371	$8,553	$9,380
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	17,962	18,662	19,134	19,431	19,889	20,131	20,336	20,461	18,797	20,204
Branded prepaid ARPU	$37.58	$37.86	$38.01	$38.20	$38.53	$38.65	$38.93	$38.63	$37.92	$38.69

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the "Branded postpaid other customers" category for the second quarter of 2017.
Average Revenue Per User (ARPU) - Average monthly service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenues earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com